Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

December 11, 2017

Board of Directors

Synopsys, Inc.

690 East Middlefield Road

Mountain View, CA 94043

Ladies and Gentlemen:

We are acting as counsel to Synopsys, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 325,472 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”), issuable pursuant to the exercise of outstanding stock options and vesting of outstanding restricted stock unit awards under the Black Duck Software, Inc. Fourth Amended and Restated 2004 Stock Option and Incentive Plan (the “Plan”), which were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of November 2, 2017 (the “Merger Agreement”), by and among the Company, Buckeyes Acquisition Corp., Black Duck Software, Inc. and Shareholder Representative Services LLC (as defined therein). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including PDFs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations. As used herein, the term Delaware General Corporation Law, as amended, includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante, Amsterdam, Baltimore, Beijing, Berlin, Brussels, Caracas, Colorado Springs, Denver, Dubai, Dusseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, London, Los Angeles, Madrid, Miami, Milan, Moscow, Munich, New York, Northern Virginia, Paris, Philadelphia, Prague, Rome, San Francisco, Shanghai, Silicon Valley, Singapore, Tokyo, Ulaanbaatar, Warsaw, Washington DC. Associated offices: Budapest, Jakarta, Jeddah, Riyadh, Zagreb. For more information see www.hoganlovells.com.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, the award agreements thereunder and the Merger Agreement and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Company’s Board of Directors and in the Plan, the award agreements thereunder and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP